Exhibit 10.10
EMPLOYMENT AGREEMENT 2006

AS RESTATED AND AMENDED

THIS EMPLOYMENT AGREEMENT (“Agreement”) is and entered into effective as of the 1st day of September 2006, by and between TRUSTREET PROPERTIES, INC., a Maryland corporation (“TSY”), and Curtis B. McWilliams (“Executive”).

Preliminary Statement

WHEREAS, Executive is currently employed by TSY as its President and Chief Executive Officer; and

WHEREAS, TSY desires to continue to employ Executive, and Executive desires to continue to be employed by TSY; and

WHEREAS, TSY and Executive desire to enter into this Agreement which sets forth the terms and conditions of Executive’s continued employment by TSY.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, TSY and Executive agree as follows:

1. Employment. TSY hereby employs the Executive, and Executive agrees to serve TSY, for the period and upon terms and conditions set forth below. Except as otherwise provided in this Agreement, Executive’s employment shall be subject to the employment policies and practices of TSY in effect from time to time during the term of Executive’s employment.

2. Term of Agreement. The term of Executive’s employment pursuant to this Agreement shall commence on September 1, 2006 (the “Effective Date”), and shall continue in effect for a period of thirty-six (36) months to and including September 1, 2009, unless terminated earlier in accordance with Section 5 below. Thereafter, this Agreement will be automatically renewed by TSY for additional one-year terms, unless written notice is given by TSY to Executive no later than one hundred and eighty (180) days prior to the termination date of any such term, unless terminated sooner in accordance with Section 5 below.

3. Position and Duties. Executive shall serve as the President and Chief Executive Officer, of TSY and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such position, and shall perform such other services for TSY consistent with such position as may be reasonably assigned to him by the Chief Executive Officer or President of TSY. Executive shall devote substantially all of his working time and efforts to the business and affairs of TSY, except that Executive may engage in personal or charitable activities which do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by TSY.

4. Compensation and Related Matters.

4.1. Base Salary. During the term of this Agreement, TSY shall pay to Executive a base salary at an annual rate as specified in Attachment “A” to this Agreement (“Base Salary”). The Base Salary shall be paid in equal installments in accordance with TSY’s usual and customary payroll practices, but not less frequently than monthly. The Base Salary may be adjusted as deemed appropriate in the sole and absolute discretion of TSY’s Board of Directors.

4.2. Bonus and Long-Term Compensation. In addition to his Base Salary, Executive may be entitled to an annual bonus (the “Annual Bonus”) as set forth in Attachment “A” to this Agreement. Pending TSY’s approval, Executive may also be entitled to participate in any long-term compensation program implemented by TSY.

4.3. Benefit Plans and Arrangements. Executive shall be entitled, to the extent Executive is eligible, to participate in and to receive benefits under all existing and future employee benefit plans, perquisites and fringe benefit programs of TSY that are provided generally to other similarly situated Executives of TSY, on terms similar to those provided to such other Executives.

4.4. Expenses. TSY shall reimburse Executive for all reasonable and customary expenses incurred by Executive in performing services for TSY, including all reasonable and customary expenses of travel while away from home on business or at the request of and in the service of TSY, provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by TSY.

4.5. Paid Time Off.  Executive shall be entitled to no fewer than twenty (20) days of paid time off (PTO) per year.

5. Termination. The term of Executive’s employment pursuant to this Agreement may be terminated under the following circumstances:

5.1. Death. The term of Executive’s employment shall terminate upon his death.

5.2. Disability. TSY may terminate the term of Executive’s employment as a result of Executive’s Disability. For purposes of this Agreement, “Disability” is defined as the inability, by reason of illness or other physical or mental incapacity or limitation, of Executive substantially to perform the duties of his employment with the Company, as determined in good faith by TSY, which inability continues for at least one hundred twenty (120) consecutive days, or for shorter periods aggregating one hundred twenty (120) days during any consecutive twelve (12) month period.

5.3. By TSY for Cause. TSY may terminate the term of Executive’s employment for “Cause” upon written notice to Executive. For purposes of this Agreement, TSY shall have “Cause” to terminate Executive’s employment upon any of the following events:

(a)	Executive’s continued failure to perform, or his habitual neglect of, his duties and obligations hereunder;

(b)
Executive’s conviction of, or plea of guilty or nolo contendere to, an indictment or information, or an indictment or information is filed against Executive and is not discharged or otherwise resolved within twelve (12) months thereafter, and said indictment or information charged Executive with a felony, any crime involving moral turpitude, or any crime which is likely to result in material injury to TSY;

(c)	Executive’s breach of a fiduciary duty relating to the Executive’s employment with TSY, including but not limited to an act of fraud, theft or dishonesty; or

(d)	Executive’s material breach of this Agreement;

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under subsections (a) or (d) unless TSY provided written notice to the Executive setting forth in reasonable detail the reasons for TSY’s intention to terminate for Cause, and Executive failed within thirty (30) days to cure the event or deficiency set forth in the written notice.

5.4. By TSY Without Cause. TSY may terminate the term of Executive’s employment other than for Cause, death or Disability at any time upon thirty (30) days prior written notice to Executive.

5.5. By Executive for Good Reason. Executive may terminate the term of his employment for “Good Reason” upon written notice to TSY. For purposes of this Agreement, “Good Reason” shall include the following events unless otherwise consented to by Executive:

(a)	The assignment to Executive of any duties materially inconsistent with Executive’s position, duties, responsibilities and status within TSY;

(b)	A material and substantial reduction in Executive’s reporting responsibilities not pertaining to job performance issues;

(c)	A reduction in the Base Salary of the Executive not pertaining to job performance issues;

(d)	A requirement by TSY that Executive’s work location be moved more than fifty (50) miles from TSY’s principal place of business in Orlando, Florida;

(e)	TSY’s material breach of this Agreement;

(f)	TSY’s failure to obtain an agreement from any successor to the business of TSY by which the successor assumes and agrees to perform this Agreement; or

(g)	A “Change in Control” (as defined below) of TSY occurs and within twelve (12) months thereafter one of the events set forth in subsection (a)-(f) above occurs.

Notwithstanding the foregoing, Executive shall not be deemed to have terminated his employment for Good Reason under subsections (a), (b), (c), (d), or (e) unless Executive provided written notice to TSY setting forth in reasonable detail the reasons for Executive’s intention to terminate his employment for Good Reason, and TSY failed within thirty (30) days to cure the event or deficiency set forth in the written notice.

For purposes of this Agreement, a “Change in Control” means any one of the following has occurred: (i) a merger, consolidation, or reorganization of TSY with one or more other corporations, partnerships, limited liability companies, joint ventures or other organizations or entities (individually, an “Entity” and collectively, the “Entities”), whether or not TSY is the surviving Entity, if immediately after such transaction (A) the stockholders of TSY immediately prior to such transaction do not own, directly or indirectly, more than fifty (50%) of the voting securities of the surviving Entity, and (B) a majority of the Board of Directors of TSY immediately prior to such transaction are not a majority of the Board of Directors of the surviving Entity immediately after such transaction; (ii) a sale of all or substantially all of the assets of TSY (on a consolidated basis) to one or more individuals or Entities who are not an Affiliate (as defined in Section 8.1 below); (iii) the acquisition by any individual or Entity (or group of related or affiliated individuals and/or Entities) of direct or indirect beneficial ownership of fifty percent (50%) or more of TSY’s voting securities; (iv) a majority of the Board of Directors of TSY elected at any annual or special meeting are not individuals nominated by the then incumbent Board of Directors (or its Nominating Committee); or (v) the dissolution or liquidation of TSY.

5.6. By Executive Without Good Reason. Executive may terminate the term of Executive’s employment other than for Good Reason at any time upon thirty (30) days prior written notice to TSY

6. Compensation in the Event of Termination. Upon the termination of this Agreement (the “Termination Date”), TSY shall pay Executive compensation as set forth below:

6.1.By TSY Without Cause; By Executive for Good Reason. In the event that Executive’s employment is terminated by TSY without Cause, or by the Executive for Good Reason, TSY shall pay the Executive a cash payment equal to two (2) times the sum of (a) the Executive’s Base Salary, which is in effect on the Termination Date, and (b) the Executive’s average Annual Bonus paid for the two (2) calendar years immediately preceding the Termination Date (the “Severance Payment”). The Severance Payment shall be made payable in equal installments over a twenty-four (24) month period in accordance with TSY’s usual and customary payroll practices, commencing on the first payday following the Termination Date; provided, however, that if Executive is a "key employee" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), payment shall not commence until six (6) months following Executive's “separation from service” (within the meaning of Section 409A) to the extent necessary to avoid the imposition of the additional tax under Section 409A (in which such case the first payment shall include all installment payments of the Severance Payment that otherwise would have been made during such six (6) month period). In addition, TSY shall pay, or reimburse Executive for, the cost of the premiums Executive incurs for the continuation of his health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) for up to eighteen (18) months following the Termination Date; provided, however, that TSY shall in no event be required to pay, or reimburse Executive for, the cost of such premiums after such time as Executive becomes entitled to receive health benefit from another employer or recipient of Executive’s services (determined without regard to any individual waivers or other arrangements). Within thirty (30) days of the Termination Date, TSY shall also pay Executive a lump sum equal to the sum of: (a) any accrued but unpaid Base Salary and PTO due Executive as of the Termination Date; (b) any Annual Bonus earned for the prior year but not paid to Executive as of the Termination Date; and (c) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by TSY, as of the Termination Date.

6.2. By TSY for Cause; By Executive Without Good Reason. In the event that TSY terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, all compensation or benefits to which Executive may otherwise be entitled to shall cease on the Termination Date, except for (a) any accrued but unpaid Base Salary due Executive as of the Termination Date, and (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by TSY, as of the Termination Date.

6.3. Death or Disability. In the event that TSY terminates Executive’s employment due to his death or Disability, TSY shall pay the Executive or his estate a lump sum equal to one (1) times Executive’s Base Salary, payable within thirty (30) days of Executive’s termination. This payment shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds under any insurance policy paid for by TSY and payable as a result of his death or Disability. All other compensation or benefits to which Executive maybe entitled to shall cease on the Termination Date except for (a) any accrued but unpaid Base Salary and PTO due Executive as of the Termination Date, and (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by TSY, as of the Termination Date.

6.4. Natural Termination. In the event that Executive’s employment by TSY pursuant to this Agreement naturally terminates at the end of any term due to non-renewal by TSY (a “Natural Termination”), all compensation or benefits to which Executive may otherwise be entitled to shall cease on the Termination Date, except for (a) any accrued but unpaid Base Salary due Executive as of the Termination Date, and (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by TSY, as of the Termination Date; provided, however, that at the election of TSY in its sole and absolute discretion and upon written notice to the Executive on or prior to the Termination Date, TSY shall pay the Executive a cash payment equal to one (1) times the Executive’s Base Salary which is in effect on the Termination Date, which cash payment shall be made payable over a twelve (12) month period in equal installments in accordance with TSY’s usual and customary payroll practices, commencing on the first payday following the Termination Date (the “Optional Severance Payment”); provided, further, that if Executive is a "key employee" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), payment shall not commence until six (6) months following Executive's “separation from service” (within the meaning of Section 409A) to the extent necessary to avoid the imposition of the additional tax under Section 409A (in which such case the first payment shall include all installment payments of the Severance Payment that otherwise would have been made during such six (6) month period).

7. Acceleration of Vesting. In the event of a Change in Control (as defined in Section 5.5 above), any unvested rights Executive has as a result of his employment by TSY to any: (a) common or preferred stock, (b) partnership or member interest, (c) other equity interest, (d) stock or equity option, (e) phantom stock compensation, or (f) any other stock plan, stock option plan, or other deferred compensation plan that is subject to vesting or restriction (other than a right of first refusal), shall become immediately vested, but the originally selected distribution option under the deferred compensation plan shall govern; and to the extent an option is exercisable, it shall remain exercisable for the lesser of ninety (90) days or the balance of the term of the option. Notwithstanding the foregoing, all distributions under a deferred compensation plan shall be in accordance with the existing plan.

8. Non-Competition; Non-Solicitation; and Confidentiality.

8.1. Confidential Information. Executive acknowledges that TSY has provided, and during the term of this Agreement it will provide, Executive with confidential and proprietary information regarding the business in which TSY and the current or future Affiliates (as defined below) of TSY (collectively the “TSY Affiliates”) are involved, and that TSY has provided, and will provide, Executive with “trade secrets”, as defined in Section 688.002(4) of the Florida Statutes, of TSY and the TSY Affiliates (hereinafter all such confidential and proprietary information and trade secretes are referred to as the “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes, but is not limited to:

(a)
Information related to the business of TSY and the TSY Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business and strategic plans, financial statements and projections, accounting and tax positions and procedures, and other business and financial information of TSY and the TSY Affiliates;

(b)
Information regarding the customers of TSY and the TSY Affiliates which Executive acquired as a result of his employment with TSY, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by TSY and the TSY Affiliates to formulate customer bids, customer financial information and other information regarding the customer’s business;

(c)
Information regarding the vendors of TSY and the TSY Affiliates which Executive acquired as a result of his employment with TSY, including but not limited to, product and service information and other information regarding the business activities of such vendors;

(d)	Training materials developed by and utilized by TSY and the TSY Affiliates;

(e)
Any other information which Executive acquired as a result of his employment with TSY and which Executive has a reasonable basis to believe TSY or the TSY Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and

(f)	Information which:

(i)	is proprietary to, about or created by TSY or the TSY Affiliates;

(ii)
gives TSY or any of the TSY Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of TSY or the TSY Affiliates;

(iii)	is not typically disclosed to non-executives by TSY or otherwise is treated as confidential by TSY or the TSY Affiliates; or

(iv)	is designated as Confidential Information by TSY or from all the relevant circumstances should reasonably be assumed by Executive to be confidential to TSY or any TSY Affiliates.

For purposes of this Agreement, the term “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

8.2. Covenant Not to Compete. While employed by TSY or any TSY Affiliate and for a period of twenty-four (24) months following the termination of this Agreement or the termination of Executive’s “at will” employment by TSY or any TSY Affiliate, whichever is last to occur, in consideration of the obligations of TSY hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for compensation or otherwise: (a) engage in any activity that, or (b) have any interest in any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, director, shareholder, member, partner, corporation creditor, consultant or otherwise) that, directly or indirectly, competes with any of the business enterprises in which TSY and the TSY Affiliates (collectively, the “TSY Group”) are now or during Executive’s employment become engaged in including, but not limited to, all aspects of commercial real estate development, leasing and financing (collectively, “TSY’s Business”) in any and all states in which the TSY Group conducts such business while Executive is employed by TSY or any TSY Affiliate; provided, however, Executive may continue to hold securities of TSY or any TSY Affiliate or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over the counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such corporation. Notwithstanding the foregoing, in the event that Executive’s employment by TSY terminates due to a Natural Termination (as defined in Section 6.4 above) and TSY elects not to pay Executive the Optional Severance Payment pursuant to Section 6.4 above, then the prohibitions contained in this Section 8.2 shall terminate on the Termination Date.

8.3. Nonsolicitation of Clients. While employed by TSY or any TSY Affiliate and for a period of twenty-four (24) months following the termination of this Agreement or the termination of Executive’s “at will” employment by TSY or any TSY Affiliate, whichever is last to occur, in consideration of the obligations of TSY hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, shareholder, partner, officer, member, or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, sell to, or enter into a contractual or business relationship of any kind pertaining to any aspect of TSY’s Business (as defined in Section 8.2), or any other business conducted by the TSY Group, with any person or entity with which the TSY Group had any contractual or business relationship or engaged in negotiations toward a contract or business relationship in the previous twenty four (24) months.

8.4. Nonsolicitation of Employees. While employed by TSY or any TSY Affiliate and for a period of twenty-four (24) months following the termination of this Agreement or the termination of Executive’s “at will” employment by TSY or any TSY Affiliate, whichever is last to occur, in consideration of the obligations of TSY hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, shareholder, partner, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either (a) hire, attempt to employ, contact, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the TSY Group (as defined in Section 8.2), or (b) induce or otherwise advise or encourage any employee of the TSY Group to leave his or her employment unless, in each such case, such employee or former employee has not been employed by the TSY Group for a period in excess of six (6) months prior to such hire, attempt to employ, employment contract, solicitation, or inducement.

8.5. Nondisparagement. While employed by TSY or any TSY Affiliate and after Executive’s employment terminates, in consideration of the obligations of TSY hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall not disparage, denigrate or comment negatively upon, either orally or in writing, TSY, any TSY Affiliate, or any of their officers or directors (collectively, the “Benefited Persons”), to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Executive receives such a subpoena or other legal mandate he shall provide TSY with written notice of same at least ten (10) business days prior to the date on which Executive is required to make the disclosure. Unless Executive is terminated for Cause, TSY shall not disparage, denigrate or comment negatively upon, either orally or in writing, Executive to any prospective employer or third party after Executive’s employment terminates unless compelled to do so by subpoena or other legal mandate; provided however, if TSY receives such a subpoena or other legal mandate it shall provide Executive with written notice of same at least ten (10) business days prior to the date on which TSY is required to make the disclosure.

8.6. Confidentiality. While employed by TSY or any TSY Affiliate and after Executive’s employment terminates, in consideration of the obligations of TSY hereunder, including without limitation the disclosure of Confidential Information to Executive, Executive shall keep secret and retain in strictest confidence, and shall not disclose to any third-party or use for his benefit or the benefit of others, except in connection with the business affairs of TSY or any other Benefited Persons, any Confidential Information, including, without limitation, information concerning the financial condition, prospects, methods of doing business, marketing and promotion of services of TSY or any TSY Affiliate, disclosed to or known by the Executive as a consequence of his employment by TSY or any TSY Affiliate, which information is not generally known or otherwise lawfully obtainable in the public domain, unless compelled to do so by a valid subpoena or other legal mandate. In the event Executive receives such a subpoena or other legal mandate, he shall provide TSY with written notice of same at least ten (10) business days prior to the date Executive is required to make such disclosure.

9. Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of TSY or any TSY Affiliate, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of TSY or such TSY Affiliate, as the case may be, and shall not be removed from their premises, except as required in the course of Executive’s employment by TSY, without the prior written consent of TSY. Such items, including any copies or other reproductions thereof, shall be promptly returned by Executive upon the termination of Executive’s employment with TSY or any TSY Affiliate, or at any earlier time upon the written request of TSY.

10. Remedies. TSY and Executive acknowledge and agree that a breach by Executive of any of the covenants contained in Sections 8 or 9 of this Agreement will cause immediate and irreparable harm and damage to TSY and/or any other Benefited Person, and that monetary damages will be inadequate to compensate TSY, and/or any other Benefited Person, as the case may be, for such breach. Accordingly, Executive acknowledges that TSY and/or any other Benefited Person affected shall, in addition to any other remedies available to them at law or in equity (including the recovery of damages), be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by Executive or any of his affiliates, associates, partners, employees or agents, either directly or indirectly, without the necessity of posting bond or proving the inadequacy of legal remedies or irreparable harm. In the event of Executive’s breach of any of the provisions of Sections 8 or 9 of this Agreement, in addition to any other remedies TSY may have, TSY may cease making the balance of the payments specified in Section 6.1 or 6.4, if any, and recover in full from Executive any such payments previously made. The rights and obligations of Sections 8 and 9 hereof are covenants independent of any other rights or obligations of this Agreement and no claim, or defense based on a claim, that TSY is in breach of this Agreement shall be a defense to the enforcement of TSY ’s rights under Sections 8 or 10 hereof.

11. Arbitration. Except with regard to a breach by Executive of any of his covenants in Sections 8 or 9 of this Agreement, all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(a)
Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after appointment of the third arbitrator.

(b)
The arbitration proceedings shall take place in Orlando, Florida. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal, and the decision of the arbitrators shall be final and binding upon TSY, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives. Judgment upon any award rendered by the arbitrators may be entered into by any court having competent jurisdiction without any right of appeal.

(c)
Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

12. Attorneys’ Fees. In the event any legal or equitable action is instituted by TSY or any Benefited Person due to Executive’s breach of any of the covenants contained in Sections 8 or 9 of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and other costs and expenses from the non-prevailing party, whether incurred at the trial level or in any appellate proceeding.

13. Severability. As the provisions of this Agreement are independent of and severable from each other, TSY and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such invalid term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable, and the remaining provisions of this Agreement shall remain in full force and effect if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

14. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g. FedEx), or the third (3rd) business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Executive:

Curtis B. McWilliams
970 Via Lugano
Winter Park, FL 32789

If to TSY:

Trustreet Properties, Inc.
450 South Orange Avenue - 11th Floor
Orlando, Florida 32801
Attn:  Chief Executive Officer

Either party may change its address for notices in accordance with this Section 14 by providing written notice of such change to the other party.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principals of Conflicts of Law.

16. Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, TSY may assign this Agreement to a TSY Affiliate upon written notice to Executive, provided that the assignee assumes all of the obligations of TSY under this Agreement.

17. Withholding. All payments of compensation due to Executive under this Agreement including, but not limited to, Base Salary, Annual Bonus, Severance Payment, and Optional Severance Payment, if any, shall be subject to applicable federal and state income tax withholding and payroll taxes (e.g. FICA, FUTA, and Medicare tax).

18. Entire Agreement. This Agreement, including its incorporated Attachment ”A”, constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement [including but not limited to that certain Employment Agreement between Executive and CNL Franchise Network GP, Corp. dated as of September 1, 2002], are superseded in their entirety by this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed and delivered by both parties hereto.

19. Survival. Except where the context otherwise provides, all of the terms, conditions, and prohibitions of this Agreement shall survive the termination of this Agreement, including but not limited to, Sections 7, 8, and 9.

20. Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

21. Notice to TSY; Cure Periods. TSY shall not be deemed to be in breach or violation of this Agreement for any purpose unless Executive provided written notice to TSY setting forth in reasonable detail the reasons for Executive’s claim that TSY has breached or violated this Agreement and TSY failed within thirty (30) days of such notice to cure the breach or violation alleged therein.

22. Representations by Executive. Executive represents and warrants to TSY that he is not a party to or bound by any litigation, judgment, consent decree or any other agreement, covenant, or instrument that would prohibit Executive from performing his duties or obligations hereunder or conflict with any of the terms or conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

“Executive”

/s/ Anita Simpson Witness	/s/ Curtis B. McWilliams Curtis B. McWilliams

“TSY”

Trustreet Properties, Inc.

/s/ Constance Brown Witness	By: /s/ James M. Seneff, Jr. James M. Seneff, Jr. Chairman of the Board

EMPLOYMENT AGREEMENT OF CURTIS B. McWILLIAMS

2006 ATTACHMENT “A”

1.  Base Salary: Executive’s Base Salary shall be $400,000.00 per year.

2.  Annual Bonus Compensation: Executive may receive annual bonus compensation targeted at fifty percent (50%) of the Executive’s current Base Salary with a maximum annual bonus of one hundred percent (100%) of the Executive’s current Base Salary. Executive’s bonus compensation shall be based, in part, on his achieving his Key Performance Indicators (KPIs) for the year, TSY’s performance for the year, and determined in accordance with TSY executive compensation policies.

3.  Long-Term Compensation: Executive is currently participating in a long-term incentive plan, and would be eligible to participate in additional plans as applicable.